      As filed with the Securities and Exchange Commission on April 2, 1999

                          Registration No. 333-64621-01


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                   ON FORM S-8
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933 /*/

                              --------------------

                         ST. FRANCIS CAPITAL CORPORATION
             (Exact name of Registrant as Specified in its Charter)



          WISCONSIN                                             6711                                  39-1747461
-------------------------------                           -----------------                          ----------
(State or other jurisdiction of                           (Primary Standard                         (I.R.S. Employer
incorporation or organization)                 Industrial Classification Code Number)              Identification No.)



                          13400 BISHOPS LANE, SUITE 350
                        BROOKFIELD, WISCONSIN 53005-6203
                                 (414) 486-8700
                        --------------------------------
               (Address, including Zip Code, and Telephone Number,
        including Area Code, of Registrant's Principal Executive Offices)


                            RELIANCE BANCSHARES, INC.
                             1997 STOCK OPTION PLAN
                            -------------------------

                            (Full title of the plan)

                            THOMAS R. PERZ, PRESIDENT
                           AND CHIEF EXECUTIVE OFFICER
                         ST. FRANCIS CAPITAL CORPORATION
                          13400 BISHOPS LANE, SUITE 350
                        BROOKFIELD, WISCONSIN 53005-6203
                                 (414) 486-8700
------------------------------------------------------------------------------
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                                   Copies to:

                              TERESA M. LEVY, ESQ.
                          MICHAEL BEST & FRIEDRICH LLP
                            100 EAST WISCONSIN AVENUE
                                   SUITE 3300
                           MILWAUKEE, WISCONSIN 53202

/*/ Filed as Post-Effective Amendment No. 1 on Form S-8 to such Form S-4 Registration Statement pursuant to the procedure described herein. See "Introductory Statement."


                            Total Number of Pages: 9
                             Exhibit Index on Page 9

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================

          TITLE OF                                            PROPOSED                   PROPOSED
         SECURITIES                                            MAXIMUM                    MAXIMUM                  AMOUNT OF
            TO BE                 AMOUNT TO BE             OFFERING PRICE                AGGREGATE               REGISTRATION
         REGISTERED               REGISTERED(1)               PER SHARE                  OFFERING                     FEE
--------------------------------------------------------------------------------------------------------------------------------
        Common Stock               52,973(2)                $  31.24(2)                $ 1,654,877                  N/A(3)
       $0.01 par value
          per share                 9,051(2)                $  37.00(2)                $   334,887                  N/A(3)
       (and Associated
       Purchase Rights)

--------------------------------------------------------------------------------------------------------------------------------


(1) Includes one Associated Purchase Right per share of common stock, $0.01 par value per share ("Common Stock"), of St. Francis Capital Corporation., a Wisconsin corporation (the "Company" or "Registrant"), issuable upon the exercise of options granted under the Reliance Bancshares, Inc. 1997 Stock Option Plan (the "Plan").

(2) Represents the number of shares of Common Stock issuable upon the exercise of options which were granted under the Plan prior to the effective time of the merger of Reliance Bancshares, Inc., a Wisconsin corporation ("Reliance"), with and into the Company (the "Merger"). Pursuant to the terms of the Agreement and Plan of Reorganization, dated June 30, 1998, by and between the Company and Reliance (the "Reorganization Agreement"), each outstanding option to acquire shares of common stock of Reliance that was granted under the Plan prior to the effective time of the Merger could be converted into an option to acquire shares of Common Stock based upon a conversion ratio described further herein and the exercise price of previously granted options was adjusted as further described herein. See "Introductory Statement."

(3) A registration fee covering 740,022 shares of Common Stock to be issued in connection with the Merger was paid by the Registrant with the Registration Statement on Form S-4 (Registration No. 333-64621) filed with the Securities and Exchange Commission on September 29, 1998. Of the 740,022 shares of Common Stock registered on the Registration Statement on Form S-4, 367,282 shares were issued to holders of Reliance Common Stock in connection with the Merger and of the remaining 372,740 shares of Common Stock, 62,024 are being registered pursuant to this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4.

                             INTRODUCTORY STATEMENT

         St. Francis Capital Corporation, a Wisconsin corporation (the "Company" or "Registrant") hereby amends its Registration Statement on Form S-4 (Registration No. 333-64621) (the "Form S-4") by filing this Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") relating to the sale of up to 62,024 shares of common stock, $0.01 par value per share, of the Company ("Common Stock") issuable upon the exercise of options granted under the Reliance Bancshares, Inc. 1997 Stock Option Plan (the "Plan").

         On January 22, 1999, Reliance Bancshares, Inc., a Wisconsin corporation ("Reliance") was merged with and into the Company (the "Merger"). Pursuant to the Merger, each of the outstanding options to acquire shares of common stock of Reliance granted under the Plan prior to the Effective Time was converted, at the election of the holders thereof, into either options to acquire shares of Common Stock or cash in the amount of $10.40 per share. As of the effective time of the Merger, the Company assumed the rights, duties and obligations of Reliance under the Plan. The number of shares of Common Stock that the holder of an assumed option will be entitled to receive upon the exercise of such option is the number of whole shares determined by multiplying the number of shares of Reliance common stock subject to such option by a conversion ratio of .25, and the exercise price of each share of Common Stock subject to an assumed option is the amount (rounded to the nearest whole cent) obtained by dividing the exercise price applicable to options to acquire shares of Reliance common stock by .25. The duration and terms of the assumed options shall be the same as the options to acquire Reliance common stock.

         The designation of the Post-Effective Amendment as Registration No. 333-64621-01 denotes that the Post-Effective Amendment relates only to shares of Common Stock issuable upon the exercise of options granted under the Plan.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The information required by Part I will be included in documents sent or given to participants in the Plan. Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

                 The following documents filed by the Company with the Commission are incorporated herein by reference and made a part hereof:

         (a) The Company's latest Annual Report on Form 10-K for the year ended September 30, 1998, which includes the consolidated statements of financial condition of the Company as of September 30, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three year period ended September 30, 1998, together with the related notes and Report of Independent Auditors of the Company (dated October 23,
                 1998).

         (b) All other reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the last fiscal year for which financial statements were included in the report referred to in (a) above.

         (c) The Company's Proxy Statement relating to the Company's Annual Meeting of Shareholders held on January 27, 1999, filed with the Commission on December 17, 1998.

         (c) The description of the Company's Common Stock and the Company's Series A Junior Participating Preferred Stock and Preferred Stock Purchase Rights contained in the Company's Prospectus, dated December 8, 1998, and included in the Company's Registration Statement on Form S-4 (File No. 333-64621) which was declared effective by the Commission on December 8, 1998.

                  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

          ITEM 4. DESCRIPTION OF SECURITIES.

                  Not Applicable.

          ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not Applicable.

          ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  The Company is incorporated under the Wisconsin Business Corporation Law ("WBCL"). Under Section 180.0851(1) of the WBCL, the Company is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Company. In all other cases, the Company is required by Section 180.0851(2) to indemnify a director or officer against liability incurred in a proceeding to which such a person was a party because he or she was a director or officer of the Company, unless it is determined that he or she breached or failed to perform a duty owed to the Company and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Company's articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

                  Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required to be permitted under Sections
180.0850 to 180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

                  Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

                  Section 180.0833 of the WBCL provides that with certain exceptions, directors of the Company against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein. In addition, Articles VIII and IX of the Company's Articles of Incorporation provide as follows:

                  "Article VIII.  Indemnification."

                  A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of service as a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, including, without limitation, any subsidiary, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in their capacity as a director or officer or in any other capacity while serving as such, shall be indemnified and held harmless to the fullest extent authorized by the WBCL, as the same exists or may hereafter be amended (but, in the case of any amendment, only to the extent the amendment permits the Corporation to provide broader indemnification rights than such law permitted prior to amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnitee in connection therewith; provided, however, that, except as provided in Section C of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify such indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee only if the proceeding (or part thereof) was authorized by the Board pursuant to the WBCL on written request by the indemnitee to the Corporation.

                  B. The right to indemnification conferred in Section A of this Article VIII shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition ("advancement of expenses"); provided, that if the WBCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking ("undertaking"), by or on behalf of the indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal ("final adjudication") that the indemnitee is not entitled to indemnification for expenses under this Section B or otherwise, together with a written affirmation by the indemnitee of his or her good faith belief that he or she has not breached or failed his or her duties to the Corporation. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

                  C. The rights to indemnification and to advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, these Articles of Incorporation, By-laws, agreement, vote of shareholders or directors, or otherwise.

                  D. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, regardless of whether the Corporation would have the power to indemnify such person against such expense, liability or loss under the WBCL.

                  E. The Corporation may, as authorized from time to time by a majority vote of disinterested directors, grant indemnification and advancement of expenses to any employee or agent of the Corporation or any person who is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, including, without limitation, any subsidiary of the Corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of this Article VIII permits indemnification and advancement of expenses for directors and officers of the Corporation.

                  "Article IX.  Limitation of Liability."

                  A. A director of this Corporation shall not be personally liable to the Corporation or its shareholders, or any person asserting rights on behalf of the Corporation or its shareholders, for monetary damages for breach or failure to perform any duty resulting from his or her status unless the person asserting liability proves that the breach or failure to perform constitutes (i) a willful failure to deal fairly with the Corporation or its shareholders in a matter in which the director has a material conflict of interest; (ii) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful; (iii) a transaction from which the director received an improper personal benefit; or (iv) willful misconduct. If the WBCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by such law as amended.

                           Any repeal or modification of the foregoing paragraph by shareholders of the Corporation shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

                  The directors and officers of the Company are included in the directors' and officers' liability insurance policy applicable to St. Francis Bank, F.S.B., the Company's wholly-owned federally-chartered stock savings bank subsidiary ("St. Francis Bank"). The Company has not obtained substitute or additional directors' and officers' liability coverage for liability which may be incurred in their capacity as such. St. Francis Bank's insurance policy provides that, subject to the applicable liability limits and retention amounts, the insurer will reimburse directors and officers of St. Francis Bank for a "loss" (as defined in the policy) sustained by a director or officer resulting from any claim made against them for a "wrongful act" (as defined in the policy). The policy also provides that, subject to the applicable liability limits and retention amounts, the insurer will reimburse St. Francis Bank for a loss for which St. Francis Bank has lawfully indemnified (or is required or permitted by law to indemnify) a director or officer resulting from any such claim. Subject to certain exclusions set forth in the policy, "wrongful act" is defined to mean any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers in the discharge of their duties solely in their capacities as such directors or officers.


          ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

                  Not Applicable.

          ITEM 8. EXHIBITS.

                  The Exhibits to this Registration Statement are listed in the
Exhibit Index on page 9 of this Registration Statement, which Exhibit Index is incorporated herein by reference.

          ITEM 9. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes as follows:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, St. Francis Capital Corporation has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin on March 31, 1999.

                                        ST. FRANCIS CAPITAL CORPORATION


                                  By:  /s/ Thomas R. Perz
                                       ----------------------------------------
                                        Thomas R. Perz, President and
                                           Chief Executive Officer

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.



      SIGNATURE                                             TITLE                                       DATE
      ---------                                             -----                                       ----

/s/ Thomas R. Perz                              President, Chief Executive
------------------                              Officer and Director (Principal
Thomas R. Perz                                  Executive and Operating Officer)


/s/ Jon D. Sorenson*                            Chief Financial Officer and
--------------------                            Treasurer (Principal Financial
Jon D. Sorenson                                 and Accounting Officer)


/s/ John C. Schlosser*                          Chairman of the Board and
----------------------                          Director
John C. Schlosser


/s/ David J. Drury*                             Director
-------------------
David J. Drury


/s/ Rudolph T. Hoppe*                           Director
---------------------
Rudolph T. Hoppe

                                                                                                 March 31, 1999
/s/ Edward W. Mentzer*                          Director
----------------------
Edward W. Mentzer


/s/ Jeffrey A. Reigle*                          Director
----------------------
Jeffrey A. Reigle

/s/ Julia H. Taylor*                            Director
--------------------
Julia H. Taylor

/s/ Edmund O. Templeton*                        Director
------------------------
Edmund O. Templeton

* By:  /s/ Thomas R. Perz
       ----------------------------------
         Thomas R. Perz, Attorney-in-fact

                                  EXHIBIT INDEX





                                                                                                         PAGE NUMBER IN
REGULATION S-K                                                                                            SEQUENTIALLY
 EXHIBIT NO.                        DESCRIPTION OF DOCUMENT                                               NUMBERED COPY
 -----------                        -----------------------                                               -------------
Exhibit 2.1                Agreement and Plan of Reorganization, dated as of
                           June 30, 1998, by and between St. Francis Capital
                           Corporation and Reliance Banchsares, Inc. (1)

Exhibit 4                  Reliance Bancshares, Inc. 1997 Stock Option Plan....................

Exhibit 5                  Opinion of Michael Best & Friedrich LLP.............................

Exhibit 23.1               Consent of KPMG LLP.................................................

Exhibit 23.2               Consent of Michael Best & Friedrich LLP (included in Exhibit 5)

Exhibit 24                 Power of Attorney (1)

-------------------------

(1) Incorporated by reference to the Company's Registration Statement on Form S-4 (File No. 333-64621) filed with the Commission on September 29, 1998.